UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 18, 2013

CRESTWOOD MIDSTREAM PARTNERS LP

(Exact name of Registrant as specified in its charter)

DELAWARE	001-33631	56-2639586
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

700 Louisiana Street, Suite 2060

Houston, TX 77002

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code: (832) 519-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer and Appointment of Interim Chief Financial Officer

Effective January 18, 2013, William G. Manias, Senior Vice President and Chief Financial Officer of Crestwood Gas Services GP LLC (the “Company”), the general partner of Crestwood Midstream Partners LP (the “Partnership”), has left the Company to pursue other opportunities. A severance agreement is in the process of being negotiated and such agreement will be included in a future Form 8-K after it is executed. Also effective January 18, 2013, Steven M. Dougherty was appointed Senior Vice President and will assume the role of Interim Chief Financial Officer, pending the search for a new Chief Financial Officer. Mr. Dougherty will remain in his position as the Company’s Chief Accounting Officer.

Mr. Dougherty, age 40, has served as Vice President and Chief Accounting Officer of the Company since joining the Company in June 2012. Prior to joining the Company he most recently served as Director of Corporate Accounting at El Paso Corporation, from 2001 to May 2012. Prior to joining El Paso Corporation, Mr. Dougherty was a senior audit manager at KPMG LLP. Mr. Dougherty earned a Masters of Public Accountancy degree from the University of Texas at Austin and is a Certified Public Accountant.

As compensation for his additional role as Interim Chief Financial Officer, Mr. Dougherty’s compensation arrangement is in the process of being negotiated and such agreement will be included in a future Form 8-K. Pursuant to the terms of his employment offer letter with the Company, Mr. Dougherty will continue to participate in employee incentive plans and employee benefits as generally provided to all employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD MIDSTREAM PARTNERS LP

	By:	Crestwood Gas Services GP LLC, Its General Partner

Date: January 22, 2013	By:	/s/ Kelly J. Jameson
Kelly J. Jameson,
Senior Vice President, General Counsel and Corporate Secretary